Tally-Ho Ventures Executes LOI to Acquire Master Finance Europe

NEW YORK, NY, - September 6, 2005 - Tally-Ho Ventures Inc., (OTCBB: TLYH), an international wealth management firm, announced today it has entered into an agreement to acquire Master Finance Europe (MFE) for a maximum total consideration of $3.9 million. The Master Finance Europe group is a private wealth management organization focused on serving the needs of mid-wealth families and individuals in Luxembourg, Belgium and France.

Peter Smith, Chief Executive Officer of Talley-Ho Ventures stated, “We are truly excited about the prospect of adding Master Finance and their prolific client base to our growing family of companies. By integrating Master Finance’s operations onto our platform, we expect to provide added benefit not only to our shareholders, but to our customers as well. Our combined entity would have approximately $2 million in earnings as of the most recent period.” He also added that “as a result of this merger, we would manage approximately $1 billion and increase our footprint in very lucrative markets.”

The acquisition complements TLYH´s previous acquisition of Belgravia-Intervest. The Belgravia-Intervest Group is a private wealth management organization focused on serving the needs of families and high net worth individuals throughout the world.

Under the terms of the letter of intent, the operations of Master Finance are expected to become an operating subsidiary of Talley-Ho Ventures, with key members of the Master Finance management team entering into long-term employment contracts. The consideration contemplated for this acquisition includes certain performance milestones. Completion of the transaction is subject to final negotiation of a share purchase agreement, completion of due diligence and satisfaction of customary conditions to closing.

ABOUT TALLEY-HO VENTURES Inc.
Talley-Ho Ventures is an independent private wealth management organization focused on serving the needs of expatriates, small institutions and high net-worth individuals. The company currently has 13 offices and is fully authorized to operate in 23 countries.

ABOUT MASTER FINANCE EUROPE
Master Finance Europe is a private wealth management organization focused on serving the needs of mid-wealth families and individuals in Luxembourg, Belgium, and France.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the potential acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission

FOR MORE INFORMATION, PLEASE CONTACT:

Peter Smith, CEO

Tally-Ho Ventures, Inc.